Exhibit 10.1

COMPENSATION OF LEAD DIRECTOR

WHEREAS, the Compensation Committee of the Board has fully considered the scope of the responsibility and time commitments of the Lead Director and the practices of comparable companies with respect to the compensation of such position and based upon such review has advised the Board of its findings and recommended to the Board of Directors certain changes in the compensation of the Lead Director;

RESOLVED, that the compensation of the Lead Director be increased to the sum of $12,000/fiscal year of the Company in addition to all fees and compensation otherwise payable to members of the Board of Directors, such adjustment to be effective as of July 1, 2005; and

FURTHER RESOLVED, that the officers of the Company are authorized and directed to take such further action as may be necessary or convenient to effect the foregoing resolutions.